Exhibit 10.6

Amendment to the employment contract

Between the undersigned:

-	Alexion Europe SAS, a French simplified joint-stock company with capital of EUR 37,000, registered with the Trade and Companies Registry of Paris under the number 484 251 046, whose registered office is located at 54-56 Avenue Hoche – 75008 Paris, represented for the purposes hereof by Mr. David W. Keiser, acting in his capacity as Chief Operating Officer of the U.S. company, Alexion Pharmaceuticals Inc., which is the ultimate parent company of the Company,

Hereinafter referred to as “the Company”,

Of the first part,

And

-	Mr. Patrice Coissac, born on October 5, 1948, of French nationality, residing at 6, square Alboni, 75016 Paris, whose social security number is ,

Hereinafter referred to as “the Employee”,

Of the second part,

Hereinafter collectively referred to as “the Parties”,

WHEREAS:

By an indefinite-term employment contract dated November 7, 2005 (hereinafter “the Contract”), the Employee was hired by the Company in the capacity of Operations Manager—Europe, with Executive status, classification XI Group. The Contract is subject to the provisions of the National Collective Bargaining Agreement for the Pharmaceutical Industries (hereinafter, “the Collective Bargaining Agreement”).

In his capacity as Operations Manager—Europe, the Employee is in charge of the Company’s marketing, sales and distribution activities.

These duties corresponded to the Company’s operational needs at the time of its establishment and of the launch of its activities in France and Europe.

Following this first operational launch phase, the Company considered that it was now preferable for the Employee to focus his activity on the strategic aspect of the Company’s marketing development.

Consequently, the Company proposed to the Employee to modify his duties in order to perform those of Head of Marketing Product Policy, with a new remuneration, which the Employee has accepted.

The purpose of this amendment to the Contract is to set out the agreement thus reached between the Parties. The provisions of this amendment cancel and supersede the equivalent provisions contained in the Contract and its various amendments and schedules.

NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

Article 1: Duties

As from January 1, 2007, the Employee performs the duties of Head of Marketing Product Policy, with Executive status, classification XI Group.

In his capacity of the Company’s Head of Marketing Product Policy, the Employee is responsible for coordinating the Regulatory, Medical and Marketing Departments’ activities, with the following objectives:

1.	optimizing the information policy on the Company’s products in accordance with the conditions of authorizations to market in each territory where the Company performs its activity. In this respect, the Employee shall, in particular:

a.	decide on the drafting of any document used for the training of doctors, pharmacists and, in general, all the people involved in the chain from the time the drug is prescribed to the time of its use;

b.	decide on the scientific and medical events (e.g., conferences, symposiums, experts’ meetings, etc.) during which the Company’s products will be presented;

c.	identify, by way of qualitative studies, the training and information requirements of all the partners in the chain from the time the drug is prescribed to the time of its use;

d.	identify all of the media vehicles that are necessary and sufficient for the development of the knowledge of the Company’s drugs and their brand recognition.

2.	determining the clinical research and development requirements (in cooperation with experts) for the drugs already on the market or in a pre-marketing phase, designed to:

a.	improve, either the medical profile of the drug(s), or the use of the drug(s) by the people involved in the chain of prescription, health care professionals and patients (e.g., modification of the use pattern of the product, modification of the exclusive delivery in hospitals to the private sector, etc.);

b.	encourage the emergence and identification of new indications or new pharmaceutical forms for products at the development stage.

Each project shall take into account:

-	the European regulatory aspects and those which are country-specific;

-	the critical points for each project during its development phase;

-	the financial and human resources needed to reach the main and the intermediate objectives;

-	the cost/risk/profit assessment for the Company.

3.	assessing, in all various ways, the acquisition opportunities for new products, taking into account, in particular:

a.	the medical needs that are not satisfied;

b.	the attractiveness of the projects from medical and marketing standpoints;

c.	the feasibility of the project as regards technical, scientific and medical development;

d.	the cost/risk/profit analysis for all the projects proposed within the scope of internal licensed approved initiatives.

4.	implementing and running a project management system that takes into account the regulatory, medical and marketing aspects of the matters dealt with, and ensuring the following:

a.	informing the European Headquarter internally;

b.	informing externally the Company’s European subsidiaries;

c.	informing the experts and the Management of the parent company, Alexion Pharmaceuticals Inc.

It is specified that these duties are in no way exhaustive and the Company reserves the right to modify the content thereof, provided that such modifications are compatible with the Employee’s experience and skills, without this constituting an amendment to the Contract, which the Employee expressly accepts.

Within the scope of his duties as Company’s Head of Marketing Product Policy, the Employee shall be under the supervision of Alexion Pharmaceuticals Inc.’s Chief Operations Officer (currently Mr. David W. Keiser), to whom he shall regularly report on his activity, notably by way of weekly reports, frequent visits to Alexion Pharmaceuticals Inc.’s registered office in the United States (on average at least once per quarter) or any other method that Alexion Pharmaceuticals Inc.’s Chief Operations Officer shall deem appropriate.

Article 2: Remuneration

In consideration for carrying out his duties as the Company’s Head of Marketing Product Policy, the Employee shall receive the following gross annual remuneration (in addition to the foreign service premium referred to in Article 3 below):

-	fixed gross base salary: EUR 178,500 (one hundred seventy-eight thousand five hundred euros), payable in twelve gross installments of EUR 14,875 (fourteen thousand eight hundred and seventy-five euros);

-	individual performance bonus, subject to the achievement of the objectives that will be fixed for the Employee subsequently and that will be the subject of a supplemental agreement to the Agreement. As from FY 2007, the maximum gross amount of the individual performance bonus will be, subject to the achievement of the objectives fixed for the Employee, calculated as follows: 50% of the gross annual fixed base salary (calculated on the basis of twelve complete months of activity) + 50% of the gross foreign service premium paid during the fiscal year in question;

-	car allowance: EUR 21,000 gross (twenty-one thousand euros), payable in twelve gross monthly installments of EUR 1,750 (one thousand seven hundred and fifty euros). It is expressly agreed between the Parties that this allowance may be removed should the Employee become entitled to a company car, which the Employee accepts unconditionally in advance.

The Employee’s remuneration will be reviewed annually and adjusted at the end of the fiscal year (December 31).

Article 3 : Foreign Service Premium

3.1	Objectives

In his capacity as Head of Marketing Product Policy, the Employee will be called upon to perform numerous trips abroad rendered necessary by the international expansion of the Company’s activities.

In order to take into account the considerable number of such trips, which exceeds the number of trips normally required within the scope of the Employee’s duties, and in view of the considerable, specific constraints related to said trips for the Employee and his family, the Employee shall benefit, as from January 1, 2007, from a foreign travel allowance, referred to as « Foreign Service Premium ».

Only the trips the Employee makes in the direct and exclusive interest of the Company shall give rise to the payment of the Foreign Service Premium.

The two-fold objective of the Foreign Service Premium is thus:

-	to incite the Employee to develop the Company’s activity abroad, and ;

-	to compensate for the constraints resulting from the Employee’s numerous trips abroad.

3.2	Method of calculation

Since the Employee’s duties require business trips abroad throughout the year, the Foreign Service Premium shall be calculated according to the percentage share of time worked abroad over the period from January 1 to December 31 (hereafter referred to as « the Reference Year ») as against the total time worked in respect of this same time period.

Only trips abroad requiring a stay in another Country with an effective duration of 24 hours minimum shall be eligible.

If the minimum number of 24-hour periods worked abroad during the reference year is at least equal to six (6) stays, the annual amount of the Foreign Service Premium shall be composed of the sum total of the various annual bonuses calculated as a percentage of the gross annual remuneration (such as defined hereafter) according to the number, duration and location of the Employee’s stays abroad during the reference year.

For the purposes of this article, the gross annual remuneration to be taken into account in respect of the reference year is composed of the fixed gross annual base salary and the Employee’s annual performance bonus in respect of the reference year, excluding the foreign service premium (hereafter referred to as the « Gross Annual Remuneration »).

In any event, the amount of the Foreign Service Premium (the sum total of the annual premiums as defined below) may not exceed 40% of the Gross Annual Remuneration or the net amount of EUR 52,500 (fifty two thousand five hundred euros).

o	Premium for all the stays made during the year involving a stay in Europe (27-member-state EU) of 24 to 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 50% of the percentage share that relates to the full accumulated working time during these stays as against the annual activity.

o	Premium for all the stays made during the year involving a stay in Europe (27-member-state EU) of more than 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 70% of the percentage share that relates to the full accumulated working time during these stays as against the annual activity.

o	Premium for all the stays made during the year involving a stay outside of Europe (27-member-state EU) and outside of the Middle East and Africa Area, of 24 to 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 65% of the percentage share that relates to the full accumulated working days during these stays as against the annual activity.

o	Premium for all the stays made during the year involving a stay outside of Europe (27-member-state EU) and outside of the Middle East and Africa Area of more than 72 hours abroad: the percentage applied to the Gross Annual Remuneration shall correspond to 85% of the percentage share that relates to the full accumulated working days during these stays as against the annual activity.

o	Premium for all the stays made during the year involving a stay in the Middle East and Africa Area of 24 to 72 hours: the percentage applied to the Gross Annual Remuneration shall correspond to 80% of the percentage share that relates to the full accumulated working days during these stays as against the annual activity.

o	Premium for all the stays made during the year involving a stay in the Middle East and Africa Area of more than 72 hours abroad: the percentage applied to the Gross Annual Remuneration shall correspond to 100% of the percentage share that relates to the full accumulated working days during these stays as against the annual activity.

The terms « 24-hour period » et « stay » eligible for the income tax-exempt Foreign Service Premium refer to any trip (on a day, be it a working day or a public holiday, except for the days occurring within the period of paid holiday) involving a period of time for a stay outside of France of 24 hours minimum between the arrival time in the foreign country and the departure time of return to France. The time necessary for the journey is not included when counting the 24 hours, unless it occurs between two successive trips in two different foreign countries (e.g.: departure from France for a trip to Belgium followed immediately by a trip to Italy without transiting via France).

A 24-hour period is therefore considered as spent abroad when it requires a stay in the foreign country of 24 hours minimum between the arrival time in the foreign country and the return to France.

Consequently, any business trip requiring a stay abroad of an effective duration of less than 24 hours outside of France is not eligible for the payment of the Foreign Service Premium.

The term “foreign” refers to any place outside of metropolitan France and the overseas départements.

3.3	Conditions of payment

The Employee shall report his business trips in an internal document in accordance with the attached model and keep all proof of such trips as well as the purposes thereof, the names of the people he meets and their impact on the Company’s international expansion. Payment of the Foreign Service Premium is conditional upon strict compliance with these obligations.

In any event, the Foreign Service Premium shall only be allocated to the Employee if:

-	the minimum number of 24 (twenty-four)-hour periods worked abroad during the Reference Year is at least equal to six stays, and;

-	the outcome of the stays abroad as regards international expansion is deemed profitable by the Employee’s superior, namely Alexion Pharmaceuticals Inc.’s Chief Operations Officer (currently Mr. David W. Keiser), and;

-	the Employee is still employed by the Company as of December 31 of the Reference Year with respect to which the Foreign Service Premium is paid, so that the longstanding nature of the commercial efforts undertaken abroad is maintained.

3.4	Terms and conditions of payment

The Foreign Service Premium shall be paid monthly as an advance on the basis of an estimate of the number of days of eligible trips abroad. If, at the end of the Reference Year in question, the total amount of advances of the Foreign Service Premium to the Employee with respect to said Reference Year exceeds the total amount of Foreign Service Premium to which the Employee is entitled pursuant to the above-mentioned Articles 3.2 and 3.3 with respect to said Reference Year, the overpayment of advances shall be spontaneously reimbursed by the Employee by January 31 at the latest of the Reference Year in question. If Employee is not employed by the Company as of December 31 of the Reference Year with respect to which the Foreign Service Premium is paid, one hundred percent of the advances of the Foreign Service Premium shall be spontaneously reimbursed by the Employee by January 31 at the latest of the Reference Year in question.

The Foreign Service Premium shall be paid in addition to the Employee’s remuneration as set out in Article 2 of this amendment to the Contract and to the reimbursement of the professional expenses incurred by the Employee during his business trips abroad and upon presentation of supporting documents.

Article 4 : Assistance with tax returns

The Company will assume, throughout the term of the Contract, the costs in relation to the annual assistance provided to the Employee for the preparation of the various tax returns that the latter will have to complete as from January 1, 2007.

To this end, the Employee shall enter into an agreement for tax compliance assistance with an outside service provider, and such agreement shall be reasonably acceptable to the Company.

Prior to entering into an agreement for tax compliance assistance, the Employee shall discuss the terms of such agreement with the Chief Operating Officer of Alexion Pharmaceuticals, Inc. and the Employee and the Chief Operating Officer shall agree on the terms of such agreement in good faith.

The other provisions of the Contract and its various amendments and schedules all remain unchanged.

Executed in Paris, on July 25, 2007

In two original counterparts

/s/ David W. Keiser	/s/ Patrice Coissac
< signature >[1]	< signature >[1]

For the Company Mr. David W. Keiser Acting in his capacity as Chief Operating Officer of Alexion Pharmaceuticals Inc., The U.S. company which is the Company’s main shareholder	Mr. Patrice Coissac

[1]	The signatures of the Parties shall be preceded by the hand-written words “Lu et approuvé” (read and approved).